                                                                      EXHIBIT 11

                       NATIONAL AUTO FINANCE COMPANY, INC.
                    Computation of Earnings per Common Share
                      (in thousands, except per share data)

                                                                  Year ended
                                                                  December 31,
                                                           ------------------------
                                                               1998          1997
                                                           ----------    ----------
Average number of common shares outstanding ............        9,031         9,031

Common equivalent shares outstanding:

Stock options (1) ......................................         --            --
                                                           ----------    ----------

Total common and common equivalent shares outstanding...        9,031         9,031
                                                           ==========    ==========


Net income (loss) attributed to common shareholders ....   $  (33,741)   $  (18,587)
                                                           ==========    ==========

Loss per common share (basic and diluted) ..............   $    (3.73)   $    (2.62)
                                                           ==========    ==========

------------------------

(1) Stock options are excluded from the computation of diluted loss per common share as the effect of such options would be anti-dilutive.